EXHIBIT 15

TOTAL S.A.

Registered office: 2, place Jean Millier – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference of our reports dated April 2, 2009, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries (“TOTAL”) as of December 31, 2008, 2007 and 2006, and the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of TOTAL, in the following registration statements, and to the references to our firm under the heading “Selected Financial Data” in the December 31, 2008 annual report on Form 20-F of TOTAL:

(i)	The Registration Statement on Form S-8 (File no. 333-103815) of TOTAL (then TotalFinaElf S.A.), filed with the SEC on March 14, 2003;

(ii)	The Registration Statement on Form S-8 (File no. 333-126463) of TOTAL, filed with the SEC on July 8, 2005;

(iii)	The Pre-Effective Amendment No. 6 to the Registration Statement on Form F-3 (File no. 333-104463 and no. 333-104463-01) of TOTAL and Total Capital, filed with the SEC on September 29, 2005;

(iv)	The Registration Statement on Form S-8 (File no. 333-131579) of TOTAL, filed with the SEC on February 6, 2006;

(v)	The Registration Statement on Form S-8 (File no. 333-144415) of TOTAL, filed with the SEC on July 9, 2007; and

(v)	The Registration Statements on Form S-8 (Files no. 333-150365 and no. 333-150366) of TOTAL, filed with the SEC on April 22, 2008.

KPMG Audit	ERNST & YOUNG AUDIT
A division of KPMG S.A.
Represented by	Represented by

/s/ RENÉ AMIRKHANIAN	/s/ GABRIEL GALET	/s/ PHILIPPE DIU
René Amirkhanian	Gabriel Galet	Philippe Diu

Paris La Défense,

April 2, 2009